EXHIBIT 2

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital during the past sixty days.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
12/10/2024	Sell	4,015	44.26
12/11/2024	Sell	1,100	43.81
12/16/2024	Sell	9,580	43.49
12/17/2024	Sell	9,017	42.86
12/18/2024	Sell	2,180	42.82
12/19/2024	Sell	6,470	41.37
12/20/2024	Sell	17,395	41.87
12/23/2024	Buy	654,770	29.90
12/23/2024	Sell	8,363	42.31